EXHIBIT 10.02

                                 PROMISSORY NOTE

$969,354                                                      SEPTEMBER 30, 1996
                                                        WEST PALM BEACH, FLORIDA

        FOR VALUE RECEIVED, the undersigned promises to pay to the order of HEART LABS OF AMERICA, INC., ("HEART LABS"), the principal sum of NINE HUNDRED SIXTY-NINE THOUSAND THREE HUNDRED FIFTY-FOUR AND NO/100 ($969,354.00) without interest, in installments secured and determined by the net cash flow received by GTB Company ("GTB") from the contracts for the purchases of devices manufactured by Green World Technologies, Inc., (Green World") to be sold to Trane AC Specialties and Trane Pacific, and the two additional contracts for the sale of similar devices, expected to be executed within the next two weeks, and all other contracts. Payments shall begin within thirty (30) days following the generation of positive cash flow from Green World stemming from the foregoing contracts. This Note shall be construed and enforced according to the laws of the State of Florida. Payment of this promissory Note will originate from the following sources:

        1. The net cash flow from the aforementioned four (4) contracts, and all other contracts, earned by Green World shall be applied to this Note by GTB. Net cash flow is defined as 100% of the gross revenue minus the costs of goods sold up to a maximum of 15% minus general, administrative and all other expenses up to a maximum of $60,000 per month. HLOA will be paid 50% of the net cash flow as defined above for the purchase of the stock.

        2. All funds received from the sale of any of the stock of Westmark Group Holdings, Inc., which is being purchased with this Promissory Note, will be applied to pay this Note.

        3. If the aforementioned is not sufficient to pay this Note in full prior to September 15, 1998, the remaining stock, to the value of this Note, at $.675 per share, shall remain with Heart Labs.

        GTB will supply Heart Labs, commencing October 31, 1996, with a net cash flow statement from the sales by Green World for the month of September, and, thereafter, shall submit cash flow statements of sales on a monthly basis on the last day of the month following the month which is covered by the statement. Payments, if any, shall accompany the cash flow statements.

        If default be made in the payment of any of the sums mentioned herein, or in the performance of any of the covenants contained herein, then the entire unpaid principal sum shall, at the option of Heart Labs, be due and payable upon ten (10) days prior written notice to GTB. Time being of the essence. The principal unpaid sum shall bear interest from such time of default until paid at a rate of interest equal to twelve (12%) percent. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

        Each person liable hereon whether maker or endorser,hereby waives presentment, protest, notice, notice of protest and notice of dishonor and agrees to pay all costs, including a reasonable attorney's fees, whether suit be brought or not, if any maturity of this Note or default hereunder, counsel shall be employed to collect this Note or to protect the security of said liability.

ATTEST:                                     GTB COMPANY

By:____________________________             By:______________________
                                                   Charles C. Chillingworth
Its:  Secretary                                    Its:  President

SEAL